Exhibit 99.1
ITW NEWS RELEASE

ITW Reports Diluted Income Per Share from Continuing Operations of $0.60 in the 2009 Third Quarter;
Operating Margins of 13.5 Percent Improve 360 Basis Points Versus the 2009 Second Quarter;
Company’s Free Operating Cash Flow Totals $516 Million in the Quarter

GLENVIEW, ILLINOIS—October 20, 2009—Illinois Tool Works Inc. (NYSE: ITW) today reported diluted income per share from continuing operations of $0.60 in the 2009 third quarter as ongoing restructuring activities and modest revenue improvement in discrete end markets helped drive income and operating margins to significantly higher levels compared to the 2009 second quarter.  In the 2009 third quarter, operating income of $483.6 million equated to operating margins of 13.5 percent versus operating margins of 9.9 percent in the 2009 second quarter.

Third quarter 2009 operating revenues of $3.580 billion were 19.8 percent lower than the year ago period but better than the 2009 second quarter as worldwide end markets continued to stabilize, or in some cases, modestly improved. The Company’s base revenues declined 17.9 percent in the 2009 third quarter versus a year ago, with North American base revenues decreasing 21.6 percent and international base revenues declining 13.8 percent.  Acquisitions added 3.6 percent to revenues while translation negatively impacted revenues 5.6 percent in the third quarter.  By comparison, total company base revenues decreased 22.2 percent in the 2009 second quarter versus the year-ago period. While third quarter operating margins of 13.5 percent were 150 basis points lower than the year-ago quarter, base margins actually improved 20 basis points in the 2009 third quarter. Diluted income per share from continuing operations of $0.60 was 33 percent lower than the year-ago period.

Starting with this quarter, the Company has moved its annual goodwill impairment testing from the first quarter to the third quarter of each year. As part of the third quarter impairment review, the Company recorded $12 million of impairment, or a reduction of 2.5 cents of earnings. This impairment was related to a 2008 acquisition of a truck remanufacturing and parts/service business.  In addition, the Company’s effective tax rate of 32.5 percent in the third quarter was higher than the previously forecasted third quarter tax rate of 28.0 percent, resulting in 3.5 cents of reduced earnings. The higher tax rate in the third quarter was due to the non-deductibility of the goodwill associated with impairment and several discrete tax adjustments.

The Company’s strong third quarter free operating cash flow of $516 million was largely driven by the strong improvement in margins and further reductions in working capital. In the quarter, the free operating cash flow to net income conversion rate was 171 percent. Year-to-date free operating cash flow totaled $1.466 billion, representing a conversion rate of 333 percent.

“We continue to be very pleased with the Company’s overall operating performance amid an environment of generally weak end markets,” said David B. Speer, ITW’s chairman and chief executive officer. “Our strong operating margins of 13.5 percent in the third quarter were largely achieved thanks to the focused response by our operating managers and right-sizing of our decentralized business units around the world. We incurred $31 million of restructuring expense in the quarter, bringing our year-to-date restructuring total to $128 million. Additionally, we expect to incur between $25 million and $40 million of restructuring in the 2009 fourth quarter. The cumulative benefits of these restructuring programs will continue to help us in the 2009 fourth quarter and in 2010.”

Segment highlights for the 2009 third quarter include:

*Worldwide revenues for the Power Systems and Electronics segment declined 34.6 percent in the quarter, with base revenues decreasing 34.2 percent. Base revenues performance in the quarter was modestly better than the decrease of 36.5 percent in the 2009 second quarter. Total worldwide welding base revenues declined 36.2 percent as demand for capital equipment and consumables continued to mirror weak capital expenditure spending. In PC board fabrication, base revenues decreased 42.3 percent in the third quarter versus a base revenue decline of 59.2 percent in the second quarter.  Even with the weak top line, operating margins of 17.2 percent in the quarter were 190 basis points higher than the 2009 second quarter.

*Worldwide revenues for the Transportation segment declined 7.0 percent in the quarter. Base revenues decreased 7.9 percent compared to a base revenue decline of 23.7 percent in the 2009 second quarter. The sequential improvement in base revenues was largely attributable to increased auto builds in North America. Thanks in large part to incentive programs, North American auto builds of 2.4 million in the third quarter were 600,000 units higher than the second quarter.  Automotive aftermarket base revenues declined 4.5 percent in the quarter versus a decrease of 12.7 percent in the second quarter. Notably, third quarter operating margins of 10.5 percent were 570 basis points higher than the 2009 second quarter.

*Worldwide revenues for the Food Equipment segment declined 10.2 percent in the quarter, with base revenues decreasing 6.3 percent. North American food equipment base revenues decreased 8.0 percent while international food equipment base revenues fell 4.9 percent. All revenue metrics in the quarter represented improvement versus the 2009 second quarter. Operating margins of 17.2 percent in the quarter were 90 basis points higher than the prior year period and 430 basis points higher than the preceding quarter.

Looking ahead, the Company is forecasting fourth quarter 2009 diluted income per share from continuing operations to be in a range of $0.54 to $0.66.  The 2009 fourth quarter forecast assumes a total revenue range of -1 percent to +5 percent versus the 2009 third quarter.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding operating performance, revenue growth, diluted income per share from continuing operations, restructuring expenses and related benefits and the Company’s related forecast. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are contained in ITW’s Form 10-K for 2009, as updated by our current report on Form 8-K filed in August 2009.

With $17.1 billion in 2008 revenues, ITW is a multinational manufacturer of a diversified range of value-adding and short lead-time industrial products and equipment. The Company consists of 895 business units in 54 countries and employs some 59,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Statement of Income	2009	2008	2009	2008
Operating Revenues	$3,580,354	$4,464,621	$10,119,639	$13,146,312
Cost of revenues	2,315,175	2,936,599	6,716,255	8,570,541
Selling, administrative, and R&D expenses	720,042	806,533	2,239,604	2,394,612
Amortization of intangible assets	49,542	50,491	152,059	132,933
Impairment of goodwill & other intangible assets	12,000	—	101,997	1,438
Operating Income	483,595	670,998	909,724	2,046,788
Interest expense	(45,670)	(38,240)	(120,992)	(112,295)
Other income/(expense)	11,139	16,763	(13,041)	19,924
Income from Continuing Operations Before Taxes	449,064	649,521	775,691	1,954,417
Income taxes	146,100	184,935	301,800	565,789
Income from Continuing Operations	$302,964	$464,586	$473,891	$1,388,628
Loss from Discontinued Operations	(546)	(11,068)	(34,282)	(103,399)
Net Income	$302,418	$453,518	$439,609	$1,285,229

Income Per Share from Continuing Operations:
Basic	$0.61	$0.90	$0.95	$2.66
Diluted	$0.60	$0.89	$0.95	$2.64

Loss Per Share from Discontinued Operations:
Basic	$(0.00)	$(0.02)	$(0.07)	$(0.20)
Diluted	$(0.00)	$(0.02)	$(0.07)	$(0.20)

Net Income Per Share:
Basic	$0.60	$0.88	$0.88	$2.46
Diluted	$0.60	$0.87	$0.88	$2.45

Shares outstanding during the period:
Average	500,313	517,914	499,635	521,886
Average assuming dilution	502,187	521,086	501,184	525,326

Estimated Free Operating Cash Flow	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net cash provided by operating activities	$569,196	$688,759	$1,640,279	$1,632,787
Less: Additions to PP&E	(53,015)	(89,308)	(174,353)	(274,295)
Free operating cash flow	$516,181	$599,451	$1,465,926	$1,358,492

ILLINOIS TOOL WORKS INC.
(In thousands)
	Sept 30,	June 30,	Dec 31,
Statement of Financial Position	2009	2009	2008
Assets
Cash & equivalents	$942,856	$616,403	$742,950
Trade receivables	2,410,667	2,393,176	2,571,987
Inventories	1,361,201	1,438,637	1,774,697
Deferred income taxes	243,284	218,125	206,496
Prepaids and other current assets	327,083	453,424	375,778
Assets held for sale	—	12,229	82,071
Total current assets	5,285,091	5,131,994	5,753,979

Net plant & equipment	2,107,103	2,137,982	2,109,432
Investments	456,450	450,889	465,894
Goodwill	4,721,777	4,677,193	4,517,550
Intangible assets	1,652,292	1,696,585	1,779,669
Deferred income taxes	81,870	82,448	75,999
Other assets	579,633	564,584	501,028
	$14,884,216	$14,741,675	$15,203,551

Liabilities & Stockholders' Equity
Short-term debt	$67,460	$180,511	$2,433,973
Accounts payable	626,314	575,001	683,991
Accrued expenses	1,391,824	1,326,115	1,315,106
Cash dividends payable	155,282	154,892	154,726
Income taxes payable	225,751	206,219	216,751
Liabilities held for sale	—	5,454	20,546
Total current liabilities	2,466,631	2,448,192	4,825,093

Long-term debt	2,869,377	2,855,812	1,247,883
Deferred income taxes	71,468	139,167	125,089
Other liabilities	1,234,447	1,372,380	1,330,395
Total noncurrent liabilities	4,175,292	4,367,359	2,703,367

Common stock	5,336	5,323	5,318
Additional paid-in capital	199,259	146,116	105,497
Income reinvested in the business	9,170,064	9,022,927	9,196,465
Common stock held in treasury	(1,390,594)	(1,390,594)	(1,390,594)
Accumulated other comprehensive income	249,471	130,361	(253,211)
Noncontrolling interest	8,757	11,991	11,616
Total stockholders' equity	8,242,293	7,926,124	7,675,091
	$14,884,216	$14,741,675	$15,203,551